Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) is effective on September 23rd, 2026 between Beyond Air, Inc. (the “Company”), a Delaware Company, and Robert Goodman (the “Employee”), residing at 36 Yowago Ave, Branford, CT 06405.

Recital:

The parties desire to enter into this Agreement so as to provide for the employment of the Employee by the Company and for certain other matters in connection with such employment, all as set forth more fully in this Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1. Duties. The Company agrees that the Employee shall be employed by the Company to serve as the Chief Executive Officer of the Company. The Employee shall report to the Board of Directors of the Company (the “Board”). The Employee agrees to be so employed by the Company and to devote his best efforts and full working time to advance the interests of the Company and to perform the duties customarily incident to the position of Chief Executive Officer and such other duties assigned to the Employee by the Board, provided such other duties are commensurate with the Employee’s employment level at the Company. Any additional duties assigned by the Board shall be reasonably related to the Executive’s position as Chief Executive Officer and shall not constitute a material diminution of the Executive’s authority or responsibilities. The Employee acknowledges that the position may require travel and in-person work at Company or customer facilities, as reasonably determined by the Board.

2. Term. The Employee’s employment under this Agreement shall continue in effect until terminated pursuant to Section 4 of this Agreement. Nothing in this Agreement shall be construed to guarantee employment for any definite period of time.

3. Compensation.

(a) Salary. During the term of the Employee’s employment under this Agreement, the Employee shall be paid an annual salary at the rate of not less than $650,000 (the “Base Salary”). The Base Salary may be increased from time to time by the Board in its sole discretion. The Base Salary shall be paid in accordance with the Company’s regular payroll practices.

(b) Annual Bonus. At the end of each fiscal year of the Company that ends during the term of this Agreement, the Board or its Compensation Committee in its sole discretion shall consider whether to award a bonus to the Employee based upon the achievement of management objectives established by the Board or its Compensation Committee for such fiscal year. The Employee’s target annual bonus shall be sixty percent (60%) of the Base Salary (the “Target Bonus”). The management objectives shall be structured so that the Employee may earn between zero percent (0%) and one hundred fifty percent (150%) of the Target Bonus based on the level of achievement of the applicable performance objectives. The Board or its Compensation Committee shall have sole discretion to determine the extent to which the applicable performance objectives have been achieved and the amount of any bonus earned. Any bonus earned pursuant to this Section shall be paid within two and one-half (2½) months following the close of the applicable fiscal year. Except as otherwise expressly provided in this Agreement, the Employee must be actively employed by the Company on the date the bonus is paid to be eligible to receive such bonus. The payment of a bonus for any fiscal year shall not create any obligation or expectation that a bonus will be awarded for any subsequent fiscal year.

(c) Equity Incentive Awards. The Employee shall be eligible to participate in equity incentive programs established by the Company from time to time to provide stock options and other equity-based incentives to key employees of the Company in accordance with the terms of those programs.

(d) Vacation and Fringe Benefits. Based on the Employee’s level in the Company, the Employee shall be eligible to take paid time off during the year, provided that the Employee schedules and takes time off in a manner that ensures that all Company needs are met and the Employee maintains satisfactory performance and productivity levels. Paid time off is additional to bank holidays and days the Company does not operate. The Employee shall be entitled to participate in all insurance and other fringe benefit programs of the Company to the extent and on the same terms and conditions as are accorded to other officers and key employees of the Company.

(e) Reimbursement of Expenses. The Employee shall be reimbursed for all normal items of travel, entertainment and miscellaneous business expenses reasonably incurred by the Employee on behalf of the Company, provided that such expenses are documented and submitted in accordance with the reimbursement policies of the Company as in effect from time to time.

4. Termination.

(a) Death. This Agreement and Employee’s employment shall automatically terminate effective as of the date of the Employee’s death, in which event the Company shall not have any further obligation or liability under this Agreement except that the Company shall pay to the Employee’s estate: (i) any portion of the Employee’s Base Salary for the period up to the Employee’s date of death that has been earned but remains unpaid; (ii) any bonus pursuant to Section 3(b) which has been earned but not yet paid; and (iii) any benefits that have accrued to the Employee under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans.

(b) Total Disability. The Company may terminate the employment of the Employee immediately upon written notice to the Employee in the event of the Disability (as that term is hereinafter defined) of the Employee, in which event, the Company shall not have any further obligation or liability under this Agreement except that the Company shall pay to the Employee: (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; (ii) any bonus pursuant to Section 3(b) which has been earned but not yet paid; and (iii) any benefits that have accrued to the Employee under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans. For purposes of this Agreement, the term “Disability” shall mean an illness, incapacity or a mental or physical condition that renders the Employee unable or incompetent to carry out the job responsibilities that the Employee held or the tasks that the Employee was assigned at the time the disability commenced for 120 consecutive days or 180 days in a one-year period, as determined by the Board and supported by the opinion of a physician. The Employee shall fully cooperate with the physician retained to furnish such opinion, including submitting to such examinations and tests as may be requested by the physician.

(c) Termination by the Company for Cause. The Company may terminate the Employee’s employment hereunder and this Agreement immediately (unless stated otherwise) upon written notice to the Employee for “Cause.” For purposes of this Agreement, Cause shall be defined as: (i) the Employee’s material violation of the Company’s written policies; (ii) the Employee’s willful misconduct or willful failure to perform the Employee’s duties, which continues after ten (10) business days following written notice describing such failure in reasonable detail; (iii) the Employee’s conviction of, plea of guilty or nolo contendere to, a felony or any crime involving fraud, embezzlement, or moral turpitude; (iv) the Employee’s material breach of Sections 5 or 6 of this Agreement; (v) the Employee’s repeated intoxication or use of illegal drugs during working hours after written notice; (vi) the Employee’s gross negligence in the performance of duties which materially harms the Company. No act or omission shall be “willful” unless done in bad faith or without reasonable belief that the action or omission was in the best interest of the Company; or (vii) the Employee’s material breach of the Employee’s fiduciary duties or material failure to perform or comply with the Employee’s corporate governance responsibilities, including compliance with the Company’s Certificate of Incorporation, Bylaws, Code of Business Conduct and Ethics, insider trading policy, disclosure controls, Board-approved policies, lawful directives of the Board of Directors or any committee thereof, or applicable securities laws or stock exchange governance requirements, which breach, if capable of cure, is not cured within ten (10) business days after notice specifying the breach in reasonable detail. For the avoidance of doubt, “Cause” shall not mean a failure to achieve scientific goals, financial goals or forecasted timelines. In the event that the Company shall discharge the Employee pursuant to this Section 4(c), the Company shall not have any further obligation or liability under this Agreement, except that the Company shall pay to the Employee: (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Employee under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans.

(d) Other Termination by the Company. The Company may terminate the employment of the Employee and this Agreement for any reason other than one specified in Section 4(b) or 4(c) hereof immediately upon written notice to the Employee, in which event the Employee shall be entitled to receive: (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; (ii) any benefits that have accrued to the Employee under the terms of any employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans; (iii) any bonus pursuant to Section 3(b) which has been earned but not yet paid; and (iv) subject to the satisfaction of the provisions of Section 4(g) and the compliance by the Employee with all terms and provisions of this Agreement that survive the termination of the Employee’s employment by the Company, (A) the Employee’s Base Salary for a period of twelve (12) months, less applicable taxes and withholdings, payable in accordance with the Company’s regular payroll practices, with an accelerated payment of any balance upon the occurrence of a Change in Control; provided, however, that if such termination of employment shall occur within three months before or within twelve months after the occurrence of a Change in Control (such period being referred to herein as the “Change of Control Period”), the severance payable to the Employee shall be increased to an amount equal to the Employee’s Base Salary for a period of twenty-four months (24) months and be payable in a single lump sum payment, less applicable taxes and withholdings; and (B) The Company shall reimburse the Employee for the cost of COBRA continuation coverage (or Company-sponsored coverage, if permissible) at the same level in effect on the termination date for the duration of the salary continuation period, provided the Employee timely elects COBRA, which period shall increase to eighteen (18) months if such termination of employment shall occur within the Change in Control Period. Any payments due hereunder shall commence as soon as administratively feasible within 60 days after the date of the Employee’s termination of employment provided the Employee has timely executed and returned the Release referred to in Section 4(g) and, if a revocation period is applicable, the Employee has not revoked the Release; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance payments shall begin to be paid in the second calendar year. On the date that severance payments commence, the Company will pay the Employee in a single lump sum payment, less applicable taxes and withholding, the Severance payments that the Employee would have received on or prior to such date but for the delay imposed by the immediately preceding sentence, with the balance of the severance payments to be paid as originally scheduled.

(e) Termination by the Employee for Good Reason. The Employee may terminate the Employee’s employment by providing written notice to the Company of a breach constituting Good Reason. “Good Reason” shall be deemed to exist with respect to any termination of employment by the Employee for any of the following reasons: (i) any material failure by the Company to comply with any material term of this Agreement; (ii) the sustained demotion of the Employee to a lesser position than described in Section 1 hereof or a substantial diminution of the Employee’s authority, duties or responsibilities as in effect on the date of this Agreement or as hereafter increased; or (iv) a diminution of the Executive’s Base Salary, Target Bonus or benefits, in the aggregate, unless such reduction is part of a Company-wide reduction in compensation and/or benefits for all of its senior executives. If the Employee shall terminate the Employee’s employment hereunder for Good Reason, the Employee shall be entitled to receive the same payments and benefits on the same terms and conditions (including satisfaction of the provisions of Section 4(g)) as would be applicable upon a termination of the Employee’s employment by the Company without Cause, as provided in Section 4(d) and subject to the satisfaction of the other provisions of this Section 4(e). The Employee may not resign with Good Reason pursuant to this Section 4(e), and shall not be considered to have done so for any purpose of this Agreement, unless (A) the Employee, within 60 days after the initial existence of the act or failure to act by the Company that the Employee believes constitutes “Good Reason” within the meaning of this Agreement, provides the Company with written notice that describes, in particular detail, the act or failure to act that the Employee believes to constitute “Good Reason” and identifies the particular clause of this Section 4(e) that the Employee contends is applicable to such act or failure to act; (B) the Company, within 30 days after its receipt of such notice, fails or refuses to cure the act(s) or failure(s) that the Employee claims to be Good Reason (the “Cure Period”), and (C) the Employee actually resigns from the employ of the Company on or before that date that is 30 days after the Cure Period ends with the Company not having cured the act or failure that the Employee claims to be Good Reason. If the requirements of the preceding sentence are not fully satisfied on a timely basis, then the resignation by the Employee from the employ of the Company shall not be deemed to have been for “Good Reason,” the Employee shall not be entitled to any of the benefits to which the Employee would have been entitled if the Employee had resigned from the employ of the Company for “Good Reason,” and the Company shall not be required to pay any amount or provide any benefit that would otherwise have been due to the Employee under this Section 4(e) had the Employee resigned with “Good Reason.”

(f) Other Termination by the Employee. The Employee may terminate the Employee’s employment and this Agreement for any reason other than one specified in Section 4(e) upon at least 30 days’ prior written notice to the Company, which notice shall specify the effective date of the termination. In the event the Employee shall terminate the Employee’s employment pursuant to this Section 4(f), the Company shall not have any further obligation or liability under this Agreement, except that the Company shall pay to the Employee: (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Employee under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans.

(g) Execution of Release. The Employee shall not be entitled to any payments or benefits under Sections 4(d) or 4(e) unless the Employee executes and does not revoke a Release and Agreement (the “Release”), as drafted by the Company at the time of the Employee’s termination of employment, which shall include, but not limited to the following terms: (i)an unconditional release of all rights to any claims, charges, complaints, grievances, known or unknown to the Employee, against the Company, its affiliates or assigns, through the date of the Employee’s termination from employment other than post-termination payments and benefits pursuant to this Agreement; (ii)a representation and warranty that the Employee has not filed or assigned any claims, charges, complaints, or grievances against the Company, its affiliates, or assigns; (iii)an agreement not to use, disclose or make copies of any confidential information of the Company, as well as to return any such confidential information and property to the Company upon execution of the Release; (iv)a mutual agreement to maintain the confidentiality of the Release or disclose the reasons for any termination of employment; (v)an agreement not to disparage the Company or its affiliates, or its or their respective officers, directors, stockholders, products or business; (vi)an agreement to continue to comply with the terms of Section 5 herein; and (vii)an agreement to indemnify the Company, or its affiliates or assigns, in the event that the Employee breaches any portion of this Agreement or the Release. The Release shall also include a reaffirmation of the Employee’s obligations under Sections 5 and 6 and shall provide that severance payments shall immediately cease in the event of a breach of such obligations. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Employee’s execution of the Release, directly or indirectly, result in the Employee designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(h) Definition of Change in Control. As used in this Agreement, the term “Change in Control” shall mean:

(a) The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any Person that is not a subsidiary of the Company;

(b) The Incumbent Directors cease for any reason to constitute at least a majority of the Board;

(c) The date which is 10 business days prior to the consummation of a complete liquidation or dissolution of the Company;

(d) The acquisition by any Person of Beneficial Ownership of 50% or more (on a fully diluted basis) of either (i) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (C) any acquisition which complies with clauses, (i), (ii) and (iii) of subsection (e) of this definition or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant); or

(e) The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Company”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

(i) Base Salary Continuation. The Base Salary continuation set forth in Sections 4(c) and (e) above shall be intended either (i) to satisfy the safe harbor set forth in the regulations issued under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Treas. Regs. 1.409A-1(n)(2)(ii)) or (ii) be treated as a Short-term Deferral as that term is defined under Code section 409A (Treas. Regs. 1.409A-1(b)(4)). To the extent such continuation payments exceed the applicable safe harbor amount or do not constitute a Short-term Deferral, the excess amount shall be treated as deferred compensation under Code section 409A and as such shall be payable pursuant to the following schedule: such excess amount shall be paid via standard payroll in periodic installments in accordance with the Company’s usual practice for its senior executives. Solely for purposes of Code section 409A, each installment payment is considered a separate payment. Notwithstanding any provision in this Agreement to the contrary, in the event that the Employee is a “specified employee” as defined in Section 409A, any continuation payment, continuation benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall not be paid before the expiration of a period of six months following the date of the Employee’s termination of employment or before the date of the Employee’s death, if earlier.

(j) Parachute Provisions. Notwithstanding any provisions of this Agreement to the contrary:

(i) If any of the payments or benefits received or to be received by the Employee in connection with the Employee’s termination of employment in respect of a Change in Control, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (all such payments and benefits, being hereinafter referred to as the “Total Payments”), would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Employee shall receive the Total Payments and be responsible for the Excise Tax; provided, however that the Employee shall not receive the Total Payments and the Total Payments shall be reduced to the Safe Harbor Amount (defined below) if (A) the net amount of such Total Payments, as so reduced to the Safe Harbor Amount (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payment without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments). The “Safe Harbor Amount” is the amount to which the Total Payments would hypothetically have to be reduced so that no portion of the Total Payments would be subject to the Excise Tax.

(ii) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) selected by the accounting firm that was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (B) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, as reasonably determined in good faith by Tax Counsel based on substantial authority, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. If the Auditor is prohibited by applicable law or regulation from performing the duties assigned to it hereunder, then a different auditor, acceptable to both the Company and Employee, shall be selected. The fees and expenses of Tax Counsel and the Auditor shall be paid by the Company.

(iii) In the event it is determined that the Safe Harbor Amount is payable to Employee, then the severance payments provided under this Agreement that are cash shall first be reduced on a pro rata basis, and the non-cash severance payments shall thereafter be reduced on a pro rata basis, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax.

5. Non-Disclosure and Non-Competition.

(a) Non-Disclosure. The Employee acknowledges that in the course of performing services for the Company, the Employee will obtain knowledge of the Company’s business plans, products, processes, software, know-how, trade secrets, formulas, methods, models, prototypes, discoveries, inventions, improvements, disclosures, customers, clients, vendors, pricing, names and positions of employees and/or other proprietary and/or confidential information (collectively the “Confidential Information”). The Employee agrees to keep the Confidential Information secret and confidential and not to publish, disclose or divulge to any other party, and the Employee agrees not to use any of the Confidential Information for any purpose other than in the lawful course of his employment with the Company and in furtherance of the Company’s interests, whether or not such Confidential Information was discovered or developed by the Employee. The Employee also agrees not to divulge, publish or use any proprietary and/or confidential information of others that the Company is obligated to maintain in confidence. Confidential Information shall not include information that (i) becomes publicly available through no action or omission of the Employee; (ii) is lawfully obtained by the Employee from a third party without restriction; or (iii) is independently developed by the Employee without use of or reference to the Company’s Confidential Information.

(b) Non-Competition. The Employee agrees that during the Employee’s employment by the Company hereunder and for an additional period of twelve (12) months after the termination of the Employee’s employment hereunder for any reason (the “Restricted Period”), the Employee will (i) will not, anywhere in the United States or any other territory where the Company actively markets or sells its products as of the termination date, engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor or otherwise) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product that competes with any product developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed sold or provided, by the Company (“Competitive Business”) while Employee was employed by the Company; or (ii) solicit, hire, contract for services or otherwise employ, directly or indirectly, anyone who is or was employed by the Company within the six-month period prior to Employee’s termination of employment with the Company; provided, however, that general solicitations not targeted at Company employees (e.g., public job postings) shall not constitute a violation. The foregoing prohibition shall not prevent any employment or engagement of the Employee, after termination of employment with the Company, by any company or business organization not substantially engaged in a Competitive Business as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to any product or service being developed, manufactured, marketed, distributed or planned in writing by the Company at the time of termination of Employee’s employment with the Company. The Employee’s ownership of no more than 5% of the outstanding voting stock of a publicly traded company shall not constitute a violation of this Section 5(b). The Employee is entering into this covenant not to compete in consideration of the additional agreements of the Company in this Agreement, including but not limited to the rights of the Employee set forth in Sections 4(d) and 4(e). The Restricted Period shall be tolled for any period of time during which the Employee is in breach of any obligations under this Section 5(b).

(c) Blue Pencil. In the event that the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable in whole or in part by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, the parties intend for such court to interpret such terms to extend only over the maximum period of time for which they may be enforceable, over the maximum geographical area as to which they may be enforceable, or to the maximum extent in all other respects as to which they may be enforceable.

(d) Permitted Disclosures. Notwithstanding anything to the contrary herein, the Employee understands that nothing in this Agreement restricts or prohibits the Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to the individual’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).

6. Inventions and Discoveries.

(a) Disclosure. The Employee shall promptly and fully disclose to the Company, with all necessary detail, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written by the Employee (whether or not at the request or upon the suggestion of the Company, solely or jointly with others), during the period of the Employee’s employment with the Company that (i) result from, arise out of, or relate to any work, assignment or task performed by the Employee on behalf of the Company, whether undertaken voluntarily or assigned to the Employee within the scope of the Employee’s responsibilities to the Company, or (ii) were developed using the Company’s facilities or other resources or in Company time, or (iii) result from the Employee’s use or knowledge of the Company’s Confidential Information, or (iv) relate to the Company’s business or any of the products or services being developed, manufactured or sold by the Company or that may be used in relation therewith (collectively referred to as “Inventions”). The Employee hereby acknowledges that all original works of authorship that are made by the Employee (solely or jointly with others) within the above terms and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. The Employee understands and hereby agrees that the decision whether or not to commercialize or market any Invention developed by the Employee solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty shall be due to the Employee as a result of the Company’s efforts to commercialize or market any such Invention.

(b) Assignment and Transfer. The Employee agrees to assign and hereby does irrevocably assign to the Company all of the Employee’s right, title and interest in and to the Inventions, and the Employee further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Inventions, and to sign, acknowledge and deliver all such further papers, including applications for and assignments of copyrights and patents, and all renewals thereof, as may be necessary to obtain copyrights and patents for any Inventions in any and all countries and to vest title thereto in the Company and its successors and assigns and to otherwise protect the Company’s interests therein. The Employee shall not charge the Company for time spent in complying with these obligations. If the Company is unable because of the Employee’s mental or physical incapacity or for any other reason to secure the Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney in fact, to act for and in the Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Employee.

(c) Company Documentation. The Employee shall hold in a fiduciary capacity for the benefit of the Company all documentation, disks, programs, data, records, drawings, manuals, reports, sketches, blueprints, letters, notes, notebooks and all other writings, electronic data, graphics and tangible information and materials of a secret, confidential or proprietary information nature relating to the Company or the Company’s business that are in the possession or under the control of the Employee. The Employee agrees that in connection with any research, development or other services performed for the Company, the Employee will maintain careful, adequate and contemporaneous written records of all Inventions, which records shall be the property of the Company.

7. Injunctive Relief. The Employee acknowledges that the Employee’s compliance with the agreements in Sections 5 and 6 hereof is necessary to protect the good will and other proprietary interests of the Company and that the Employee is one of the principal executives of the Company and conversant with its affairs, its trade secrets and other proprietary information. The Employee acknowledges that a breach of any of the Employee’s agreements in Sections 5 and 6 hereof will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law; and the Employee agrees that in the event of any breach of the aforesaid agreements, the Company and its successors and assigns shall be entitled to injunctive relief in any court of competent jurisdiction, without being required to post bond, and to such other and further relief as may be proper.

8. Full Agreement. This Agreement constitutes the entire agreement of the parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreements, and may be modified only in a writing signed by both parties. The parties acknowledge that they have read and fully understand the contents of this Agreement and execute it after having an opportunity to consult with legal counsel.

9. Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

10. Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

11. Construction. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York.

12. Assignment.

(a) By the Company. This Agreement may be assigned by the Company to any successor or affiliate in connection with any merger, acquisition, sale of assets, corporate restructuring, or other similar transaction, and shall be binding upon all successors and assigns.

(b) By the Employee. This Agreement and the obligations created hereunder may not be assigned by the Employee, but all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s heirs, devisees, legatees, executors, administrators and personal representatives.

13. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when mailed by certified mail, return receipt requested, or delivered by a national overnight delivery service addressed to the intended recipient as follows:

If to the Company:

Beyond Air, Inc.

900 Stewart Ave

Suite 301

Garden City, New York, 11565

Attention: Robert Carey, Chairman of the Board

If to the Employee, to address stated on the signature page to this Agreement. Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

14. Waivers. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or such party’s duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

15. Section 409A. It is intended that this Agreement be drafted and administered in compliance with section 409A of the Code, including, but not limited to, any future amendments to Code section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations (together, “Section 409A”) issued pursuant to Section 409A so as not to subject the Employee to payment of interest or any additional tax under Code section 409A. The parties intend for any payments under this Agreement to either satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent that any Internal Revenue Service guidance issued under Section 409A would result in the Employee being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and the Employee.

16. Survival of Covenants. In addition to any provisions that expressly survive termination, the following Sections shall survive the termination of this Agreement and/or the termination of the Employee’s employment for any reason: Sections 4 (to the extent not fully performed), 5 (Non-Disclosure, Non-Competition, and Non-Solicitation), 6 (Inventions), 7 (Injunctive Relief), 8 (Full Agreement), 10 (Enforceability), 11 (Construction), 12(a) (Assignment by the Company), 13 (Notices), 14 (Waivers), 15 (Section 409A), and all obligations relating to return of Company property, cooperation, indemnification, litigation hold compliance, clawback requirements, confidentiality regarding the Release and termination circumstances, and any other provisions that by their terms are intended to survive termination.

(Signature page follows.)

IN WITNESS WHEREOF, this Agreement has been executed by the parties.

BEYOND AIR INC.

By: Robert Carey
Chairman of the Board
Date: September 23, 2026

By: Robert Goodman
36 Yowago Ave
Branford, CT 06405

Date: September 23, 2026